Exhibit 3.1
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ADVANTA CORP.
ARTICLE I. NAME
The name of the Corporation is Advanta Corp.
ARTICLE II. REGISTERED AGENT
The address of the registered office of the Corporation in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware, 19808. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.
ARTICLE III. PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended (the “DGCL”).
ARTICLE IV. CAPITALIZATION
The total number of shares of capital stock that the Corporation shall have authority to issue is 100, all of which shares shall be Common Stock having no par value (“Common Stock”).
ARTICLE V. NO NON-VOTING EQUITY SECURITIES
Notwithstanding any other provision contained herein to the contrary, the Corporation shall not issue non-voting equity securities prohibited by section 1123(a)(6) of title 11 of the United States Code (the “Bankruptcy Code”),
ARTICLE VI. BYLAWS
In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Amended and Restated Certificate of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board, but any bylaws adopted by the Board may be amended or repealed by the stockholders entitled to vote thereon. The bylaws shall provide that the election of directors need not be by written ballot.

ARTICLE VII. LIABILITY OF DIRECTORS AND OFFICERS
1. A director of the Corporation who served on or after 11:59 p.m. on February 28, 2011 (the “Effective Date”) shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for any matter in respect of which such director shall be liable under Section 174 of the DGCL or any amendment or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. If the DGCL is hereafter amended or supplemented to authorize corporate action further limiting or eliminating the personal liability of directors, the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended or supplemented. Neither amendment nor repeal of this Section 1 of Article VII nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Section 1 of Article VII shall eliminate or reduce the effect of this Section 1 of Article VII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Section 1 of Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies or participates in a similar capacity in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director or officer of the Corporation on or after the Effective Date, or is serving or did serve on or after the Effective Date at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may but shall not be required to adopt bylaws or enter into agreements with any such person for the purpose of confirming, implementing or otherwise providing for such indemnification.
3. The Corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to, or testifies or participates in a similar capacity in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was an employee or agent of the Corporation, other than a director or officer, on or after the Effective Date or is serving or did serve on or after the Effective Date at the request of the Corporation as an employee or agent, other than a director or officer, of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may but shall not be required to adopt bylaws or enter into agreements with any such person for the purpose of confirming, implementing or otherwise providing for such indemnification.

4. Expenses incurred by a director or officer that is serving or that did serve as a director or officer of the Corporation on or after the Effective Date, in defending or testifying or similar participation in a civil, criminal, administrative or investigative action, suit or proceeding of the type referred to in Section 2 of this Article VII shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation against such expenses as authorized by this Article VII, and the Corporation may but shall not be required to adopt bylaws or enter into agreements with such persons for the purpose of confirming, implementing or otherwise providing for such advances.
5. Expenses incurred by an employee or agent, other than a director or officer, that is serving or that did serve as an employee or agent of the Corporation on or after the Effective Date, in defending or testifying or similar participation in a civil, criminal, administrative or investigative action, suit or proceeding of the type referred to in Section 3 of this Article VII may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such employee or agent to repay such amount if it shall ultimately be determined that such employee or agent is not entitled to be indemnified by the Corporation against such expenses as authorized by this Article VII, and the Corporation may adopt bylaws or enter into agreements with such persons for the purpose of providing for such advances.
6. The indemnification permitted by this Article VII shall not be deemed exclusive of any other rights to which any person may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of a director, officer, employee or agent. Nothing in this Amended and Restated Certificate of Incorporation affects any rights of indemnification, defense or reimbursement that former directors, officers or employees of the Corporation may have under the certificate of incorporation and bylaws of the Corporation as of November 8, 2009. If any person entitled to indemnification or advancement of expenses under this Article VII (collectively, the “Covered Persons”), is concurrently entitled to indemnification by another corporation, partnership, joint venture, trust, enterprise or entity (the “Third Party Indemnitor”) because the Covered Person is or was serving at the Third Party Indemnitor’s request as an officer, director, employee or agent of this

Corporation or any of its subsidiaries, then the Corporation shall be liable for the full amount and such liability shall not be reduced by any amount the Covered Person may have the right to collect as indemnification or advancement of expenses from the Third Party Indemnitor. The Corporation shall have no rights of subrogation to any claims a Covered Person may have against a Third Party Indemnitor for indemnification or advancement of expenses, and in no event shall the indemnification and advancement of expenses obligations of a Third Party Indemnitor hereunder reduce, offset or contribute to the indemnification and advancement of expenses obligations of the Corporation.
7. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VII or otherwise.
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IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation on this 28th day of February, 2011.

/s/ Philip M. Browne
Name: Philip M. Browne
Title: Senior Vice President and Chief Financial Officer

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